EXHIBIT 99.1

E.SPIRE COMMUNICATIONS, INC.
SUPPLEMENTAL FINANCIAL INFORMATION
YEAR TO DATE -   MARCH 31, 2001 (UNAUDITED)
($'S IN THOUSANDS)

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
                                    Networks Placed    Networks Placed   Networks Placed   Networks Placed  Networks Placed
                                       in Service         in Service        in Service       in Service       in Service
                                   Prior to 12/31/95     During 1996       During 1997       During 1998      During 1999
                                   -----------------   ---------------   ---------------   ---------------  ---------------

Property, Plant & Equipment         $     178,163       $    163,875      $    188,509      $    70,794      $    118,306

Revenues                            $      17,226       $     15,264      $     17,402      $     4,247      $      2,789

EBITDA                              $       4,033       $      2,580      $      3,402      $    (3,061)     $     (3,732)

EBIT                                $      (1,395)      $     (2,426)     $     (2,354)     $    (5,153)     $     (7,295)

Network Statistics (cumulative)
 Access Lines Installed                    71,913             58,816            95,949           31,806            17,791
 Fiber Miles                               52,576             39,389            42,980           28,769            14,780
 Route Miles                                  767                487               392              153               330
 Buildings Connected                        1,638                906             1,423              572               104
 Voice Grade Equivalents                  810,637            607,326           676,568           92,048            88,526
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